Exhibit 10.34

interWAVE Communications International, Ltd.

2495 Leghorn Street

Mountain View, CA  94043

May 6, 2004

Employment Agreement

Padraig Stapleton

interWAVE Communications

Dear Padraig,

This offer letter and the agreements incorporated herein (including the written Employment and Proprietary Agreement, Non-Disclosure and Confidentiality Agreement entered into by you and the Company, the written Indemnification Agreement entered into by you and the Company, and the written stock option agreements entered into by you and the Company and identified in the attached Personnel Summary) set forth the terms of your employment with the Company and supercede and replace all previous oral and/or written agreements between interWAVE Communications International Ltd. (Company), its subsidiaries and all affiliated entities and Padraig Stapleton.  You should note that the Company may modify job titles, compensation and benefits from time to time as it deems necessary.

Upon receipt of your signature below, the terms and conditions of your employment shall be modified to be as follows:

a. Title	Vice President Engineering

b. Reporting to	President Chief Executive Officer (CEO)

c. Responsibilities	Responsible for all Engineering activities of the Company.

d. Employee Status	Regular Full time employee

e. Compensation	$6,346.15 per biweekly pay period, less applicable withholdings and deductions.

f. Benefits.

You shall continue to be eligible to receive the employee benefits (i.e., medical, vision, dental insurance) made generally available to senior executives of the Company pursuant to the then current terms and conditions of its health and welfare plans.

g. Severance

For purposes of determining eligibility for severance, “termination for cause” shall include, without limitation, termination of employment due to poor performance, misconduct, or corporate financial difficulties, each as determined by the Company.  In the event that your employment is terminated without cause, you shall be eligible to receive the following severance terms:

Employment Agreement	Initials	/
Padraig Stapleton

1.                                       Continuation of salary. Three (3) months of your then current base salary, less applicable withholdings, to be divided into six and ½ (6 1/2) equal payments paid in regular biweekly payroll periods, in accordance with regular payroll practices, over a period of three months following termination of your employment.

2.                                       COBRA reimbursement for continued benefits coverage (medical, dental and vision) at the level of coverage in effect upon termination of your employment for a period of three (3) months.

3.                                       Accelerated vesting of three (3) months of unvested stock options held by you pursuant to the terms of any written stock options agreements granted to you as of the date of termination of your employment.

4.                                       The Company will continue to provide Officers’ indemnification, subject to the terms and conditions of the Company’s Directors and Officers Insurance Policy, as amended from time to time at the sole discretion of the Company, and the written Indemnification Agreement entered into between you and the Company, for the term of your employment.

5.                                       Upon termination of your employment, you shall also be eligible to receive any additional non-monetary termination or severance benefits (not to include health and welfare benefits) then offered by the Company to all employees of the Company upon termination of their employment, subject to the same terms and conditions applicable to such other employees.

In the event of termination for cause, as determined by the Company in its sole discretion, the Company shall not have any obligations for severance, payments, or benefits to you, other than as required by law.  Additionally, by signing below, you acknowledge and agree that you shall not be eligible for the above described severance benefits due to a change in the terms and conditions of your employment, including, but not limited to, due to a change in your title, compensation, benefits, reporting structure, location of work, or duties and responsibilities.  Similarly, you shall not be eligible for the above-referenced severance in the event of a Company wind-down, shut-down, or bankruptcy..

At-Will Employment.  You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at anytime, for any reason or for no reason.  Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Confidentiality.  You shall continue to be governed by the terms of the Employment & Proprietary Agreement, Non-Disclosure and Confidentiality Agreement and the Indemnification Agreement between the Company and yourself. You should advise the CEO in writing of any conflict or potential conflict or submit to the CEO for determination of any potential conflict of interest during your employment and covered subsequent period.

Company Policies.  As a Company employee, you will continue to be expected to abide by the Company’s rules and standards.  By signing below you reaffirm the acknowledgement form that you have previously signed stating that you have read and understand the Company’s rules of conduct, which are included in the Company Handbook, and agree to continue to abide by such rules of conduct.  By signing below you also reaffirm that you have read and understand the Company’s rules of conduct set forth in the Company’s Code of Conduct and Ethics and agree to continue to abide by such rules of conduct.

To accept this offer, please sign and date this letter in the space provided below.  A duplicate record is enclosed for your records.  This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.  .

I hope that you will accept the terms and we can work to further the goals and ensure the success of the Company.

Sincerely,

Erwin Leichtle	Date

☐            I have received and reviewed the terms of this Employment Agreement.

☐            I accept the terms of this Employment Agreement.

Padraig Stapleton	Date

CC: HR